THIRD AMENDED AND RESTATED LIMITED
                   LIABILITY COMPANY AGREEMENT

          THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of NEW RIO, L.L.C., a Delaware limited liability company, dated as of May 9, 1996, by and among Arnold H. Simon, CHARTERHOUSE EQUITY PARTNERS II, L.P., a Delaware limited partnership, CHEF NOMINEES LIMITED, a United Kingdom entity, A.S. ENTERPRISES, L.L.C., a New Jersey limited liability company, Martin L. Berman, Phyllis West Berman, Steven E. Berman, Mark N. Kaplan as Trustee f/b/o Mark K. Berman and Alison A. Berman, and Michael A. Covino as members of the Company.


                        W I T N E S S E T H:

          WHEREAS, all acts and proceedings required by law, by the Second Amended LLC Agreement and the certificate of formation of the Company (the "Certificate") to constitute this Agreement a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Agreement has in all respects been duly authorized by the Members;

          WHEREAS, the Members desire to revise the Company's objectives and purposes as described in Section 2.5 hereof from those set forth in the Second Amended LLC Agreement;

          WHEREAS, the Members' ownership interests in the Company originally consisted of preferred and common membership interests;

          WHEREAS, the Members desire to retire all of the preferred membership interests set forth in the Second Amended
LLC Agreement; and

          WHEREAS, the Members desire to continue the Company and to amend and restate the LLC Agreement in its entirety for a third time.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Members, intending legally to be bound, hereby agree as follows:




                            ARTICLE I

                           DEFINITIONS

          SECTION 1.1. Definitions. (a) Unless otherwise defined herein, the following capitalized terms shall have the following respective meanings (such meanings being equally applicable to both singular and plural form of the terms defined).

          "Act" shall mean the Delaware Limited Liability Company
Act, as amended from time to time.

          "Affiliate" shall mean, with respect to any Person, any Person that Controls, is controlled by or is under common control with such Person in question.

          "Agreement" shall mean this Third Amended and Restated Limited Liability Company Agreement, as originally executed and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

          "Allocated Shares" shall mean, in respect of each Member, the number of Shares initially allocated to such Member, as set forth on Schedule B to this Agreement, minus the number of Shares sold in the initial public offering of such shares, minus the number of such Shares that have been the subject of a Transfer (which does not include pledges) and plus the number of additional shares received by the Company in respect of such Shares or purchased by the Company (which shall be allocated (i) in respect of the Allocated Shares in respect of which they were received or (ii) to the benefit of the Member on behalf of which they were purchased, as the case may be) as permitted by this Agreement. The number of Shares sold or to be sold in the initial public offering of such Shares on behalf of each Member is set forth on Schedule C to this Agreement.

          "Amended LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement of New Rio, L.L.C., dated as of November 13, 1995, by and among the Members.

          "ASE" shall mean A.S. Enterprises, L.L.C., a New Jersey limited liability company.

          "Bankruptcy" of a Member shall mean, and a Member shall be deemed a "Bankrupt Member" upon, (a) the Member's making an assignment for the benefit of its creditors; (b) the filing by a Member of a voluntary petition under any Debtor Relief Laws; (c) the Member's being adjudged as bankrupt or insolvent, or having entered against it an order for relief, in any bankruptcy or insolvency proceeding; (d) the Member's filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Debtor Relief Law; (e) the Member's answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding under any Debtor Relief Law; (f) the Member's seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of its properties; or (g) the passage of 120 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation if the proceeding has not been dismissed, or if within 90 days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of the Member or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

          "Bermans" shall mean, collectively, Martin L. Berman,
Phyllis West Berman, Steven E. Berman, and Mark N. Kaplan as
Trustee f/b/o Mark K. Berman and Alison A. Berman.

          "Business Day" shall mean any day on which commercial banks are not authorized or required to close in New York City.

          "Capital Account" shall have the meaning set forth in
Section 3.5 hereof.

          "Capital Contributions" shall mean all contributions to the capital of the Company made by Members pursuant to Section
3.4 hereof.

          "CEP" shall mean Charterhouse Equity Partners II, L.P., a Delaware limited partnership.

          "Certificate" shall have the meaning given to it in the recitals to this Agreement.

          "Chef" shall mean Chef Nominees Limited, a United
Kingdom entity.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

          "Company" shall mean New Rio, L.L.C., a Delaware limited liability company.

          "Controls" including, with correlative meanings, the terms "controlled by" and "under common control with," means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise.

          "Covered Person" shall have the meaning set forth in
Section 10.1 hereof.

          "Covino" shall mean Michael A. Covino.

          "Debtor Relief Laws" shall mean the United States
Bankruptcy Code or other similar law.

          "Demand Registration Right" shall have the meaning set forth in Section 11.3(a) hereof.

          "Demand Request" shall have the meaning set forth in
Section 11.3(a) hereof.

          "Demanding Member" shall have the meaning set forth in
Section 11.3(a) hereof.

          "Effective Time" shall have the meaning set forth in
Section 2.1 hereof.

          "Fair Market Value" of a Share, as of any date of determination, shall mean (i) the closing sales price per Share, on the national securities exchange on which such stock is principally traded, on the next preceding date on which there was a sale of such stock on such exchange, or (ii) if the Shares are not listed or admitted to trading on any such exchange, the closing price as reported by the Nasdaq Stock Market for the last preceding date on which there was a sale of such stock on such exchange, or (iii) if the Shares are not then listed on a national securities exchange or on the Nasdaq Stock Market, the average of the highest reported bid and lowest reported asked prices for the Shares as reported by the National Association of Securities Dealers, Inc. Automated Quotations ("NASDAQ") system for the last preceding date on which such bid and asked prices were reported, or (iv) if the Shares are not then listed on any securities exchange or prices therefor are not then quoted in the NASDAQ system, such value as determined in good faith by a nationally recognized investment banking firm selected by the Demanding Member.

          "Family Group" shall have the meaning set forth in
Section 7.2 hereof.

          "Fiscal Year" shall have the meaning set forth in
Section 2.7 hereof.

          "Interest" shall mean the entire interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

          "Issuer" shall mean Designer Holdings, Ltd., a Delaware corporation, or the issuer of any shares or other securities for which the Shares have been exchanged or into which the Shares have been converted.

          "Lender" shall have the meaning set forth in Section
11.7 hereof.

          "Losses" shall mean any and all liabilities, losses, claims (including allegations), other proceedings, damages, demands, deficiencies, assessments, judgments, fines, penalties, costs, expenses (including reasonable legal fees and expenses, including reasonable legal fees and expenses incurred in the enforcement of the indemnification obligations under this Agreement) and liabilities and any interest thereon from the date incurred at the prime rate announced from time to time by Citibank, N.A. or any successor thereto.

          "LLC Agreement" shall mean the Limited Liability
Company Agreement of New Rio, L.L.C., dated as of August 4, 1994, by and among the Members named therein.

          "Member Managers" shall have the meaning set forth in
Section 4.1(a) hereof.

          "Members" shall mean Simon, CEP, Chef, ASE, MLB, PWB,
SEB, Trustee and Covino, collectively.

          "MLB" shall mean Martin L. Berman.

          "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "1934 Act" shall mean the Securities Exchange Act of
1934, as amended, and the rules and regulations promulgated thereunder.

          "Non-Demanding Members" shall have the meaning set forth in Section 11.3(a) hereof.

          "Percentage Interest" of a Member shall mean the percentage set forth opposite the name of the Member under the column "Percentage Interest" in Schedule A attached hereto, as such percentage may be adjusted from time to time pursuant to the terms hereof. The aggregate Percentage Interests shall at all times equal 100%.

          "Permitted Transferee" shall have the meaning set forth in Section 7.2 hereof.

          "Person" means an individual or a corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

          "Pledged Shares" shall have the meaning set forth in
Section 11.7(a) hereof.

          "Principal Members" shall mean CEP and Simon.

          "Proceeds" shall have the meaning set forth in Section
5.1(a) hereof.

          "PWB" shall mean Phyllis West Berman.

          "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of May 9, 1996, by and among the Issuer, the Company and Calvin Klein, Inc.

          "Regulations" shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Regulations.

          "Rights Contribution" shall have the meaning set forth in Section 4.2(a) hereof.

          "Rule 144" shall mean Rule 144 of the 1933 Act.

          "Rule 144 Request" shall have the meaning set forth in
Section 11.4 hereof.

          "SEB" shall mean Steven E. Berman.

          "SEC" shall mean the Securities and Exchange Commission
(or any successor agency thereto).

          "Second Amended LLC Agreement" shall mean the Second
Amended and Restated Limited Liability Company Agreement of New
Rio, L.L.C., dated as of December 11, 1995, by and among the Members.

          "Second Principal Member" shall have the meaning set forth in Section 11.3(b) hereof.

          "Section 704(c) Property" shall have the meaning set forth in Section 5.3(d) hereof.

          "Service" shall mean the Internal Revenue Service (or any successor agency thereto).

          "Shares" shall mean the shares of Common Stock, par value $.01 per shares, of Designer Holdings Ltd. owned by the Company and shall include the shares or other securities of Designer Holdings Ltd. that are distributed in respect of such Common Stock and the shares or other securities of any other Issuer for which such shares of Common Stock have been exchanged or into which such shares of Common Stock have been converted.

          "Simon" shall mean Arnold H. Simon.

          "TMP" shall have the meaning set forth in Section
12.4(b) hereof.

          "Transfer" shall have the meaning set forth in Section
11.1(a) hereof.

          "Trustee" shall mean Mark N. Kaplan as Trustee f/b/o
Mark K. Berman and Alison A. Berman.

          "Voting Members" shall have the meaning set forth in
Section 3.2(f) hereof.


                            ARTICLE II

                       GENERAL PROVISIONS

          SECTION 2.1. Effectiveness of the Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall become effective upon the later of (i) the consummation of the initial registered public offering of the common stock of Designer Holdings Ltd. and (ii) the execution by parties owning at least 80% of the Percentage Interests ("Effective Time"). The Second Amended LLC Agreement shall continue in full force and effect and shall govern the operation of the Company at all times prior to such Effective Time.

          SECTION 2.2. Continuation. The Members hereby agree to continue the Company as a limited liability company pursuant to the Act, upon the terms and subject to the conditions set forth in this Agreement. The authorized officer or representative shall file and record any amendments and/or restatements to the Certificate and such other documents as may be required or appropriate under the laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide any Member with copies of each such document as filed and recorded.

          SECTION 2.3.  Company Name.  The name of the Company
shall continue to be "New Rio, L.L.C."

          SECTION 2.4. Registered Office; Registered Agent. The registered office and registered agent of the Company shall be the Corporation Services, Co., 1013 Centre Road, Wilmington,
Delaware 19805, New Castle.

          SECTION 2.5.  Nature of Business Permitted; Powers.
The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, owning the Shares, taking any and all lawful actions with respect to the Shares and exercising any and all rights of a holder of such Shares including, without limitation exercising its rights under the Registration Rights Agreement, in each instance, subject to any other provisions contained herein, pursuant to the direction of the Members with respect to such Members' respective Allocated Shares, and taking any other actions, or exercising any other rights, that may be necessary or desirable with respect to the foregoing and the maintenance and operation of a limited liability company formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

          SECTION 2.6. Business Transactions of a Member with the Company. In accordance with section 18-107 of the Act, and except as otherwise provided in this Agreement, a Member may (but shall be under no obligation to) lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a person who is not a Member.

          SECTION 2.7. Fiscal Year. The fiscal year of the Company (the "Fiscal Year") for financial statement and Federal income tax purposes shall be the same and shall, except as otherwise required in accordance with the Code, end on December 31 of each year.

          SECTION 2.8. Term. The Company commenced on the date the Certificate was accepted for filing by the Secretary of State of the State of Delaware and shall have a term expiring on June 30, 2000, unless dissolution occurs at an earlier time pursuant to the express provisions of Article VIII below.

          SECTION 2.9. No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture and that no Member be an agent, partner or joint venturer of any other Member for any purposes other than Federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.

          SECTION 2.10. Election to be Treated as Partnership. If, subsequent to the formation of the Company, Regulations or other administrative rules are promulgated that would allow the Company to make an election to be treated as either a partnership or an association taxable as a corporation for Federal income tax purposes, the Company shall promptly make an election to be treated as a partnership for Federal income tax purposes. In addition, if a retroactive election to be treated as a partnership for Federal income tax purposes is permitted by such Regulations or other administrative rules, then the Company shall make such retroactive election effective as of the date of formation of the Company. By executing this Agreement, each of the Members hereby consents to any election (including both retroactive and prospective elections) made by the Company for it to be treated as a partnership for Federal income tax purposes.


                           ARTICLE III

                             MEMBERS

          SECTION 3.1.  Admission of Members.  Without the need
for any action of any Person, the Members shall continue as members of the Company.

          SECTION 3.2. Classes and Voting. (a) The Interests as of the date hereof are held as set forth in Schedule A attached hereto.

          (b) Members shall not be liable for the debts, obligations or liabilities of the Company, including any such debts, obligations or liabilities arising under a judgment decree or order of a court.

          (c) Except as otherwise contemplated by Section 8.2 hereof, CEP and ASE (together the "Voting Members") shall each be entitled to one vote upon all matters upon which Members have the right to vote, regardless of the respective Interests, held by the Members. None of Simon, Chef, Covino or the Bermans shall be entitled to any vote. Whenever Percentage Interests may be voted by any Members including, without limitation, pursuant to Section
12.1 hereof, solely for the purposes of determining the Percentage Interests voting in the event of the death of Simon, ASE shall be deemed to have the right in all respects to vote all of the Percentage Interests which the Permitted Transferees of Simon then own (and accordingly, solely for the purposes of determining such voting, such Permitted Transferees shall be the equivalent of Members).

          SECTION 3.3.  Certificates.  Interests in the Company
may be evidenced by a certificate of limited liability company interest issued by the Company. Such Certificates shall bear the following legend:

     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED OR ASSIGNED TO ANY PERSON EXCEPT IN ACCORDANCE WITH
ARTICLE VII OF THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF NEW RIO, L.L.C. DATED AS OF May 9, 1996."

          SECTION 3.4.  Capital Contribution.

          (a) Members shall not be required to make any Capital Contributions to the Company except as expressly provided in this
Section 3.4, cure any deficit Capital Account or return all or any portion of any Capital Contributions except as otherwise provided pursuant to applicable law. Upon the unanimous approval of the Member Managers, a Member may be required to make a Rights Contribution pursuant to Section 4.2(a) hereof to the extent that such Member desires to exercise rights under such Section 4.2(a).

          (b) If at any time or times the Member Managers unanimously determine that additional Capital Contributions (by way of the contribution of cash, property or services to the Company) are necessary to further the Company's business purposes, it may request such additional Capital Contributions from current Members and/or other Persons and in exchange for such Capital Contributions may admit new Members and/or issue to contributing Members and/or other Persons such interests in the Company (including the Interests or interests that are preferred as to any return of capital or interests that carry a preferred rate of return on their capital) as the Member Managers unanimously deem appropriate; and upon such admission or issuance, this Agreement and all Percentage Interests shall be amended accordingly (with the Percentage Interests of all Members not making additional Capital Contributions being diluted proportionately) and such amendment shall be effective without any further vote of the Members. Such interests may have any rights, powers, preferences and duties as determined unanimously by the Member Managers and allowed under the Act, including rights, powers, preferences and duties senior to existing Interests.

          (c) No holder of Interests shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of any interests of any series whatsoever, or of interests convertible into any interests of any series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend, or any part of any new or additional issue of Interests.

          (d) No Member shall receive any interest on its Capital Contributions to the Company or its Capital Account.

          (e) Except as otherwise provided in this Agreement, no Member shall have the right to withdraw any Capital Contributions or to demand and receive property of the Company. Except as may be specifically provided in this Agreement, no Member shall have the right to any distribution in return for its Capital Contribution. No Member shall receive out of Company property any part of its Capital Contribution except as otherwise provided in this Agreement until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

          (f) If at any time or times a Member who is not a Member Manager makes a capital contribution to the Company, the Member Managers, in the aggregate, shall make capital contributions to the Company equal to the lesser of (i) 1.01% of the capital contributions of the other Members of the Company or
(ii) that amount (including zero) that causes the sum of the capital accounts of the Member Managers to equal the lesser of
(A) 1% of the total positive capital account balances of all Members or (B) $500,000.

          (g)  The Members shall make annual Capital
Contributions in the aggregate amount of up to $50,000 each year upon written request by the Company to cover the Company's administrative and operating expenses. Each Member shall contribute a pro rata portion of such amount based upon such Member's Percentage Interest as of the date of the notice from the Company. Notwithstanding anything to the contrary in this Agreement, no portion of the Capital Contribution provided pursuant to this Section 3.4(g) shall be used to pay or provide for any indemnification provided under this Agreement.

          (h) If the Capital Account of any Member other than a Member Manager is reduced to zero and such Member does not have any Allocated Shares attributed to it, then such Member may request in writing to withdraw as a member of the Company (or may be requested in writing by the Member Managers to so resign) unless any Member Manager reasonably believes that such resignation may have an adverse effect on any of the continuing Members or on the Company, provided that a Member Manager shall not request or be requested to withdraw pursuant to this Section 3.4(h).

          SECTION 3.5. Capital Accounts. A separate "Capital Account" (herein so called) shall be maintained for each Member for the full term of this Agreement in accordance with the capital accounting rules of section 1.704-1(b)(2)(iv) of the Regulations. Each Member shall have only one Capital Account, regardless of the number of Interests in the Company owned by such Member and regardless of the time or manner in which such Interests were acquired by such Member. Pursuant to the rules of section 1.704-1(b)(2)(iv) of the Regulations, the balance in each Member's Capital Account shall be:

          (a) increased by the amount of money contributed by such Member (or such Member's predecessor in interest) to the capital of the Company and decreased by the amount of money distributed to such Member (or such Member's predecessor in interest);

          (b) increased by the fair market value of each item of property (determined without regard to section 7701(g) of the Code) contributed by such Member (or such Member's predecessor in interest) to the capital of the Company (net of all liabilities secured by such property that the Company is considered to assume or take subject to, under section 752 of the Code) and decreased by the fair market value of each item of property (determined without regard to section 7701(g) of the Code) distributed to such Member (or such Member's predecessor in interest) by the Company pursuant to Article V hereof (net of all liabilities secured by such property that such Member is considered to assume or take subject to, under section 752 of the Code);

          (c) increased by the amount of each item of Company profit or income allocated to such Member (or such Member's predecessor in interest) pursuant to Article V hereof and by allocations to such Members of income described in section 705(a)(1)(B) of the Code;

          (d) decreased by the amount of each item of Company loss or expense allocated to such Member (or such Member's predecessor in interest) pursuant to Article V hereof and by allocations to such Member of expenditures described in section 705(a)(2)(B) of the Code; and

          (e) otherwise adjusted in accordance with the requirements of section 704(b) of the Code and the Regulations promulgated thereunder.

          SECTION 3.6. Liability of Members. Except as otherwise expressly required by law, all debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

          SECTION 3.7.  Access to and Confidentiality of
Information; Records. (a) Each Member shall have the right to obtain from the Company from time to time upon reasonable demand for any purpose reasonably related to the Member's interest as a Member of the Company the documents and other information described in section 18- 305(a) of the Act.

          (b)  Any demand by a Member pursuant to this Section
3.7 shall be in writing and shall state the purpose of such demand.

          SECTION 3.8. Meetings of Members. (a) Meetings of the Members may be called at any time in writing by the request of any Member Manager or in writing by the request of Members owning at least 40% of the Interests issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. The provisions of this Section 3.8 shall apply to meetings of Members.

          (b)  Except as otherwise provided by law, both Voting
Members shall constitute a quorum at all meetings of the Members.

          (c) Unless otherwise required by law or by this Agreement, all questions shall be decided by both Voting Members acting unanimously. To the extent that, for any reason, the Members other than Voting Members have the right to vote on any matters, any actions to be taken by the Company must be approved by seventy-five percent (75%) of the Percentage Interests of the Members.

          (d) Any action required to or which may be taken at a meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by all the Voting Members.

          SECTION 3.9. Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that (a) in the case of Members that are not natural persons, it is duly organized, validly existing and in good standing under the law of the jurisdiction of its organization, that the Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (b) the Member has duly executed and delivered this Agreement; (c) the Member's authorization, execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound; (d) the Member understands that no Federal or state agency has made any finding or determination with respect to the fairness of the Interests for public or private investment, nor any recommendation or endorsement of the Interests for investment; (e) the Interests, as an investment, involve a high degree of risk; (f) there is no market for the Interests and it may not be possible readily to liquidate such investment in the Interests at any time; (g) the Interests have been or are being purchased or transferred for the Member's own account entirely, for investment and not with a view to or for resale in connection with any distribution thereof; (h) the Interests may not be sold without registration under the 1933 Act or an exemption therefrom and are subject to the restrictions on transfer contained in this Agreement; (i) the Member is able to bear the economic risk of its investment in the Company and is able to hold the Interests for an indefinite period of time; and
(j) the Member understands the merits and risks of its investment in the Company and the Interests.


                           ARTICLE IV

                           GOVERNANCE

          SECTION 4.1. Member Managers. The business and affairs of the Company shall be managed by ASE and CEP (the "Member Managers"), which acting together shall exercise all the powers of the Company; provided that (x) if at any time the Allocated Shares of ASE, Simon and their Permitted Transferees or the Allocated Shares of CEP and its Permitted Transferees, as the case may be, aggregate less than 25% of the number of Allocated Shares held by the Company at that time and (ii) the Fair Market Value of the Allocated Shares of ASE, Simon and their Permitted Transferees or the Allocated Shares of CEP and its Permitted Transferees, as the case may be, is less than $40,000,000 for a period of 60 consecutive trading days, then ASE or CEP, as the case may be, but not both of them, shall cease to be a Member Manager for all purposes under this Agreement; provided, further, that, upon written notice to the Company and CEP, ASE may designate Simon as a Member Manager in its place and stead. Except as otherwise expressly provided in this Agreement, none of the Member Managers shall take any actions with respect to the property of the Company without the unanimous consent or agreement of all Member Managers. No Member Manager may be removed in his capacity as a Member Manager, except as expressly provided above in the first or second proviso of this Section
4.1. Only the Member Managers can bind the Company except to the extent expressly provided for in this Agreement. Each Member Manager agrees not to resign, withdraw or otherwise retire as a Member Manager (or Member) (except to the extent the required consent under Section 8.2 hereof is obtained), dissolve or become the subject of a Bankruptcy.

               SECTION 4.2. Certain Actions. (a) Except as provided by this Section 4.2(a), the Company shall not pay any kind of consideration to acquire additional Shares. If the Company, in its capacity as the legal owner of the Shares, obtains any right to acquire upon payment any additional Shares, upon the unanimous approval of all the Member Managers and subject to their first obtaining advice from tax counsel as to the tax effect of such Distribution, it shall attempt to distribute such right to the Members in respect of their Allocated Shares. If the Company is not able for any reason to distribute such rights, it shall use its reasonable best efforts to give prompt notice of such right to all the Members and to take the actions, if any, directed by each Member in respect of the Allocated Shares of such Member, provided that the Company shall require a Member that desires to exercise such rights to make a contribution to the Company in the amount of any payment required to be made by the Company (the "Rights Contribution"), and any such contribution shall be made in advance of such payment by the Company. Notwithstanding the foregoing to the contrary, the Company shall not take the action referred to in the prior sentence if any Member Manager reasonably believes that any such action would be unlawful, or could have an adverse effect upon any Member or the Company. Nothing in this Section 4.2(a) shall prevent the Company from receiving additional shares or other property distributed by the Issuer in respect of its common stock, in connection with a stock dividend, stock split or otherwise.

          (b) The Company shall vote the Shares and/or exercise any consents as determined unanimously by the Member Managers; provided that if the Member Managers are unable to agree, the Company shall vote its Shares as determined by the Member Managers in proportion to the number of Allocated Shares attributed, respectively, to CEP, Chef and their Permitted Transferees and to ASE, Simon, each of the Bermans and Covino and their respective Permitted Transferees.

          (c) Upon instruction received from any Member, the Company shall exercise on behalf of such Member any rights of a stockholder with respect to the Allocated Shares of such Member, other than voting (which is dealt with in Section 4.2(b) or transfer (which is dealt with in Articles VII and XI). Notwithstanding anything in the foregoing to the contrary, the Company shall not take the action permitted to be taken pursuant to the prior sentence if any Member Manager reasonably believes that any such action would be unlawful, or could have an adverse effect upon any Member or the Company.


                         ARTICLE V

            DISTRIBUTIONS; ALLOCATIONS; AND INTERESTS

          SECTION 5.1.  Distributions.

          (a) Distributions With Respect to Allocated Shares. Except as provided in Section 11.7 hereof with respect to Pledged Shares (i) with respect to any Transfer of Shares by the Company pursuant to Article XI hereof, the Company shall distribute the proceeds it receives from such Transfer and any reimbursements it receives in connection with such Transfer (including, without limitation, pursuant to the Registration Rights Agreement) less any and all unreimbursed costs, fees and expenses incurred and paid for by the Company in connection with such Transfer (the "Proceeds") to the Members whose Allocated Shares were included in such Transfer, pro rata on the basis of the number of Allocated Shares actually included in such Transfer, (ii) with respect to the sale of Shares by the Company in connection with the initial public offering of such Shares, the net proceeds of such sale shall be distributed to the Members pro rata on the basis of the Shares actually sold, as reflected on Schedule C hereto and (iii) with respect to cash and any other property received by the Company as a distribution in respect of the Allocated Shares, the Company shall distribute such cash or other property pro rata to the Members to which such Allocated Shares were attributed as of the date upon which the Company received such distribution, provided that distributions of property (other than cash) shall not be made pursuant to this clause (iii) if such distribution might cause an adverse tax effect for either Principal Member. Except as provided in Section 4.2(a), all distributions to be made pursuant to this Section 5.1(a) shall be made by the Company within one Business Day of its receipt of the proceeds.

          (b) Other Property. Distributions of property other than those described in Section 5.1(a) shall be made if, as and when determined unanimously by the Member Managers in their sole and absolute discretion. Each distribution of such property shall be distributed to the Members in proportion to the ratio that their respective Percentage Interests that were theretofore from time to time outstanding bear to one another.

          (c) Notwithstanding the foregoing, if any additional Capital Contribution has been made pursuant to Section 3.4 hereof or if any new Interests have been issued by the Company in accordance therewith, appropriate amendment shall be deemed to be made to the order of distributions set forth in Section 5.1(b) hereof to reflect the terms of the new Interest or Capital Contribution (including, by way of example, any applicable priority return and/or a preferred return on such capital), and, notwithstanding Section 12.1 hereof, such amendment shall be automatic, without the need for Member approval.

          (d) The parties hereto acknowledge and agree that notwithstanding that the provisions of this Article V and Article VIII hereof only make reference to Members, the distributions and allocations provided for in this Article V and Article VIII hereof shall also apply to Permitted Transferees.

          SECTION 5.2. Allocation of Profit and Loss. The profits and losses of the Company shall be determined for each fiscal year in accordance with the accounting method used by the Company for Federal income tax purposes and shall be allocated to the Members as follows:

          (a) Net losses shall be allocated to the Members as follows:

               (i) First: To each Member to the extent of any loss attributable to the Transfer of the Allocated Shares of such Member;

               (ii)  Second:  To all Members with positive
Capital Accounts to the extent necessary to reduce their Capital
Account balances to zero, proportionately based on those Members' respective Percentage Interests; and

               (iii) Third: The balance of any net losses to all Members in accordance with their Percentage Interests.

          (b) Net profits shall be allocated to the Members as follows:

               (i) First: To the Members to the extent of any net losses previously allocated to such Members that have not been offset by allocations of profits pursuant to this Section 5.2(b)(i), proportionately based on such previous allocations of net losses;

               (ii) Second: To each Member to the extent of any profit attributable to the Transfer of or to distributions with respect to the Allocated Shares of such Member; and

               (iii) Third: The balance of any net profits to all Members in accordance with their Percentage Interests.

          (c) Notwithstanding the foregoing, if any additional Capital Contribution has been made pursuant to Section 3.4 hereof or if any new Interests are issued by the Company in accordance therewith, appropriate amendment shall be deemed to be made to the allocation of profits and losses set forth in this Section
5.2 to reflect the terms of the new Interest or Capital Contribution (including, by way of example, a priority return and/or a preferred return on such capital), and, notwithstanding
Section 12.1 hereof, such amendment shall be automatic, without the need for Member approval.

          (d) Notwithstanding any other provision of this Agreement to the contrary, if upon liquidation of the Company, the balance in a Member's Capital Account does not equal the amount available for distribution to such Member pursuant to
Section 5.1 hereof, profits and losses (including allocations of gross income, if necessary) shall be allocated to the Members to the minimum extent necessary to cause the Capital Account of each Member to equal the amount available for distribution to such Member pursuant to Section 5.1 hereof.

          SECTION 5.3.  Special Allocations to Capital Accounts.
Notwithstanding Sections 3.5 and 5.2 hereof:

          (a) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, which create or increase a deficit in the Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially credited to the Capital Account of such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit in the Capital Account so created as quickly as possible. It is the intent that this Section 5.3(a) be interpreted to comply with the alternate test for economic effect set forth in section 1.704-1(b)(2)(ii)(d) of the Regulations.

          (b)  Notwithstanding any other provision of this
Section 5.3, if there is a net decrease in the Company's minimum gain as defined in section 1.704-2(d) of the Regulations during a taxable year of the Company, then the Capital Account of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member's share of the net decrease in Company minimum gain. This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement of section 1.704-2 of the Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company's minimum gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company shall have sufficient other income to correct that distortion, the Member Managers may in their discretion (and shall, if requested to do so by a Member) seek to have the Service waive the minimum gain chargeback requirement in accordance with section 1.704-2(f)(4) of the Regulations.

          (c) Beginning in the first taxable year in which there are allocations of "nonrecourse deductions" (as described in section 1.704-2(b) of the Regulations), such deductions shall be allocated to the Members in accordance with, and as a part of, the allocations of Company profit or loss for such period.

          (d) In accordance with section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company ("Section 704(c) Property") shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial asset value. In the event that the asset value of any Partnership asset is adjusted pursuant to section 1.704-1(b)(2)(iv)(f) of the Regulations, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its gross asset value in the same manner as under section 704(c) of the Code and the Regulations thereunder. Notwithstanding anything in this Agreement to the contrary, all partnership allocations made under section 704(c) of the Code shall be made using the traditional method described in section 1.704-3(b) of the Regulations. In accordance with section 1.704-3(a)(7) and (8), the Allocated Shares attributable to each Member shall be treated as Section 704(c) Property with respect to such Member only.

          (e) All recapture of income tax deductions resulting from sale or disposition of Company property shall be allocated to the Member or Members to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the sale or other disposition of such property.

          (f) Any credit or charge to the Capital Accounts of the Members pursuant to Section 5.3(a), (b) and/or (c) hereof shall be taken into account in computing subsequent allocations of profits and losses pursuant to Section 5.2 hereof, so that the net amount of any items charged or credited to Capital Accounts pursuant to Section 5.2 and 5.3 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this
Article V if the special allocations required by Sections 5.3(a),
(b) and/or (c) hereof had not occurred.

          SECTION 5.4. Allocation of Income and Loss and Distributions in Respect of Interests Transferred. (a) If any Interest in the Company is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any fiscal year of the Company, each item of income, gain, loss, deduction or credit of the Company for such fiscal year shall be assigned to each day in the particular period of such fiscal year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member based upon its respective Interest in the Company at the close of such day. For the purpose of accounting convenience and simplicity, the Company may treat a transfer of, or an increase or decrease in, an Interest in the Company that occurs at any time during a semi-monthly period (commencing with the semi-monthly period including the date hereof) as having been consummated on the first day of such semi-monthly period, regardless of when during such semi-monthly period such transfer, increase, or decrease actually occurs (i.e., sales and dispositions made during the first 15 days of any month may be deemed to have been made on the first day of the month and sales and dispositions thereafter may be deemed to have been made on the 16th day of the month).

          (b) Distributions of Company assets in respect of an Interest in the Company shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Member shall incur any liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Company or the Member has knowledge or notice of any transfer or purported transfer of ownership of any Interest in the Company that has not been approved as provided in this Agreement.


                            ARTICLE VI

                           DISTRIBUTION

          SECTION 6.1. Distribution in Kind. Notwithstanding the provisions of section 18-605 of the Act, a Member may receive distributions from the Company in any form other than cash (except that, anything to the contrary contained in this Agreement notwithstanding, the Company shall not make any distributions of Shares other than in liquidation of the Company) and may be compelled to accept a distribution of any asset in kind from the Company such that the percentage of the asset distributed to him exceeds a percentage of that asset which is equal to the percentage in which the Member shares in distributions from the Company.


                         ARTICLE VII

               RESTRICTIONS ON TRANSFER GENERALLY

          SECTION 7.1. Transfers to be Made Only as Permitted or Required by this Agreement. The Members may not, directly or indirectly, sell, assign, transfer, pledge or otherwise encumber or dispose of (collectively, "transfer") any Interests, except as specifically permitted or required by this Article VII; any other purported transfer shall be void and of no effect.

          SECTION 7.2. Permitted Transfers. Subject, with respect to the Member Managers, to the last sentence of Section 4.1(a) hereof, (i) CEP, Chef, Simon or Covino may transfer any of their Interests (but not the right to vote or participate in the management of the Company, except as provided in (x) the last sentence of Section 3.2(c) hereof and (y) in the last proviso of the first sentence of Section 4.1 hereof) to any of their respective Affiliates, (ii) Simon, Covino and the Bermans may transfer any of their Interests (but not the right to vote or to participate in the management of the Company, except as provided in (x) the last sentence of Section 3.2(c) hereof and (y) in the last proviso of the first sentence of Section 4.1 hereof) to their respective spouses, their respective descendants or any executor, estate, guardian, committee, trustee or other fiduciary acting as such on behalf or for the benefit of any such spouse or descendant (Member's "Family Group") and (iii) ASE may transfer any of its Interests (but not the right to vote or to participate in the management of the Company, except as provided in (x) the last sentence of Section 3.2(c) hereof and (y) in the last proviso of the first sentence of Section 4.1 hereof) to Simon or any Person to whom Simon could transfer his Interests under this
Section 7.2, in each case subject to written agreement by the transferee (in form and substance reasonably satisfactory to all the Member Managers) to be bound by this Article VII, Section 4.1 and Articles X and XII hereof as if the transferee were the transferring Member. A transferee under this Section 7.2 is referred to as a "Permitted Transferee." At all times during his lifetime Simon shall control ASE unless CEP consents upon written request of Simon, which consent shall not be unreasonably withheld.

          SECTION 7.3. No Transfers. Other than as set forth in this Agreement, no Member, without the prior written consent of the Member Managers (which consent may be withheld in the sole discretion of any Member Manager), shall (i) transfer all or any part of its direct or indirect Interest in the Company or (ii) resign as a Member. Without limiting the limitations set forth in this Section 7.3, no transfer of any Interest in the Company may be made unless the transferring Member delivers to the Company an opinion of counsel stating, or other evidence satisfactory to the Company, that (i) registration of the transferred Interest in the Company is not required under the 1933 Act, and such transfer shall not violate applicable state securities or blue sky registration requirements in any respect, and (ii) such transfer shall not cause the Company to be treated as an association taxable as a corporation rather than as a partnership subject to the provisions of Subchapter K of the Code. Any such opinion of counsel shall be rendered by counsel, and shall be in form and substance, reasonably acceptable to all the Member Managers and all costs and expenses thereof shall be borne by the transferring Member. In no event shall any Interest in the Company be transferred to a minor (except pursuant to a bequest by a Member, provided that any right exercised pursuant to this Agreement shall be exercised on behalf of such minor by an appropriately appointed custodian under the Uniform Transfers to Minors Act) or an incompetent or in violation of any state or Federal law. No consent to a transfer pursuant to this Section
7.3 shall be construed as a consent to any other transfer of the same or any other interest or Member.


                         ARTICLE VIII

                           DISSOLUTION

          SECTION 8.1. Dissolution Events. (a) No Member shall have the right to terminate this Agreement or dissolve the Company or withdraw or otherwise retire or resign as a Member except pursuant to the prior written consent of both (a) the Member Managers and (b) Members representing more than 75% of the Percentage Interests. Any purported withdrawal, retirement or resignation without such prior written consent shall be void and
of no effect.   Except as expressly provided for herein, a Member
may not withdraw capital from the Company without the prior written unanimous consent of all the Member Managers.

          (b) The Company shall be dissolved upon the first to occur of any of the following:

               (i)  The expiration of the term set forth in
Section 2.8 hereof;

               (ii)  The Bankruptcy, dissolution, death,
insanity, retirement, resignation, or expulsion of any Member
Manager;

               (iii) The sale, in one transaction or in a series of directly related transactions, of all the assets of the Company; or

               (iv)  The unanimous agreement of the Member
Managers to dissolve the Company.

Except as expressly set forth above, there are no other events pursuant to which the Company shall be dissolved and its affairs wound up. Furthermore, no Member, except pursuant to the unanimous written consent of the Member Managers, shall wind up or attempt to wind up the Company. The Company shall not be dissolved upon the Bankruptcy, (any other bankruptcy event, if any, described in the Act), dissolution, death, insanity, retirement, resignation or expulsion of any Member which is not a Member Manager. Each Member agrees not to apply for judicial dissolution pursuant to Section 18-802 of the Delaware Limited Liability Company Act prior to June 30, 2000.

          SECTION 8.2. Votes of Members. If an act or other event described in Section 8.1(b)(ii) hereof occurs and the Members owning a majority of the profits interests and a majority of the capital interests owned by all the Members (excluding the Member Manager whose Bankruptcy, dissolution, death, insanity, retirement, resignation or expulsion caused such dissolution) within 90 days of the date of such act or event, elect in writing to continue the business of the Company such event or other act shall not constitute a dissolution of the Company.

          SECTION 8.3. Termination and Winding Up of the Company. (a) If the Company is dissolved, then an accounting of the Company's assets, liabilities and operations through the last day of the month in which the dissolution occurs shall be made, and the affairs of the Company shall thereafter be promptly wound up and terminated. All the Member Managers acting unanimously shall appoint one or more Persons to serve as the liquidating trustee of the Company. The liquidating trustee shall be responsible for winding up and terminating the affairs of the Company and shall determine all matters in connection therewith (including, without limitation, the arrangements to be made with creditors, to what extent and under what terms the assets of the Company are to be sold, and the amount or necessity of cash reserves to cover contingent liabilities) as the liquidating trustee deems advisable and proper; provided that all decisions of the liquidating trustee shall be made in accordance with the fiduciary duty owed by the liquidating trustee to the Company and each of the Members, and any disposition of the properties of the Company shall be by auction with prior notice to all Persons who were Members at the time of the dissolution. The liquidating trustee shall thereafter liquidate the assets of the Company as promptly as is consistent with obtaining the fair market value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

               (i) To the payment and discharge of all of the Company's debts and liabilities to creditors (including Members and the liquidating trustee) in the order of priority as provided by law, except those to Members of the Company on account of their Capital Contributions; and

               (ii)  The balance, if any, to the Members in
accordance with the provisions of Section 5.1(a) hereof, to the extent that such balance represents the Proceeds from, or property received in a distribution in respect of, Allocated Shares, or Section 5.1(b) hereof, to the extent that such balance arises from other sources.

          (b)  Notwithstanding anything to the contrary in
Section 8.3(a) hereof, the liquidating trustee shall not sell any Allocated Shares of a Member without the express written consent of such Member. Without such consent, any Allocated Shares of such Member shall be distributed to such Member.

          (c) After all of the assets of the Company have been distributed, the Company shall terminate; if at any time thereafter any funds in any cash reserve fund referred to in
Section 8.3(a) hereof are released because the need for such cash reserve fund has ended, such funds shall be distributed to the Members in the same manner as if such distribution had been made pursuant to clauses (i) and (ii) of Section 8.3(a) hereof.


                           ARTICLE IX

                            REPORTS

          SECTION 9.1. Form K-1. After the end of each fiscal year, the Company shall cause to be prepared and transmitted, as promptly as possible, and in any event within 90 days of the close of the fiscal year, a Federal income tax form K-1 for each Member.

          SECTION 9.2. Books and Records. The books and records of the Company shall, at the cost and expense of the Company, be kept or caused to be kept by the Company at the principal place of business of the Company. Such books and records shall be kept on the basis of a calendar year, and shall reflect all Company transactions and be appropriate and adequate for conducting the Company's business. Such books and records shall be kept on the accrual method of accounting for financial and Federal income tax purposes.

          SECTION 9.3. Bank Accounts. All funds of the Company shall be deposited in its name in an account or accounts maintained with such bank or banks selected by the Company. The funds of the Company shall not be commingled with the funds of any other Person. Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by authorized officers of the Company.

          SECTION 9.4. Other Information. The Company may release such information concerning the operations of the Company to such sources as is customary in the industry or required by law or regulation or by order of any regulatory body or generally accepted accounting practices. For the term of the Company and for a period of four years thereafter, the Company shall cause to be maintained and preserved all books of account and other relevant documents.


                            ARTICLE X
                 EXCULPATION AND INDEMNIFICATION

          SECTION 10.1. Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, no Member or Member Manager, nor any of its respective officers, directors, stockholders, partners, employees, representatives or agents nor any officer, employee, representative or agent of the Company or any of its Affiliates (individually, a "Covered Person" and collectively, the "Covered Persons") shall be liable to the Company, any Member or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

          SECTION 10.2. Indemnification. (a) The Company shall indemnify and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member, Member Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and other Losses which, for the purposes of this Section 10.2, shall include, without limitation, amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) The Company shall indemnify and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Member, Member Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a Member, Member Manager, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in (a) and (b) of this Section 10.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d)  Any indemnification under (a) and (b) of this
Section 10.2 (unless ordered by a court) shall be made by the Company except only in the specific case upon a determination, upon clear and convincing evidence that indemnification of the Member, Member Manager, officer, employee or agent is not proper in the circumstances because he has not met the applicable standard of conduct set forth in such paragraphs (a) and (b).

          (e) Expenses (including attorneys' fees) incurred by any Member Manager, officer or Member in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer, Member Manager or Member to repay such amount if it shall ultimately be determined that he or it is not entitled to be indemnified by the Company as authorized in this Section 10.2. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Member Managers unanimously deem appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 10.2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, agreement, vote of Members or disinterested Members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

          (g) The Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Member Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

          (h) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 10.2 shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be a Member, Member Manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

          (i) For all purposes of this Article X, Members include, without limitation, Members acting in the capacity of a Voting Member or a Principal Member. All references in this
Article X to individuals include, where applicable, references to entities, including with respect to the right to indemnification pursuant to this Article X.


                           ARTICLE XI
     THE COMPANY'S REGISTRATION RIGHTS RELATING TO SHARES OF
          DESIGNER HOLDINGS AND RELATED RULE 144 SALES

          SECTION 11.1.  Registration Rights Agreement.

          (a) The provisions of this Article XI are intended to govern the Company's exercise of its registration rights under the Registration Rights Agreement and the sale or other disposition by the Company (any such sale or disposition of Shares, whether pursuant to a registration or otherwise, other than a pledge as permitted by Section 11.7 hereof, a "Transfer") of the Shares.

          (b) The Company shall exercise its rights under the Registration Rights Agreement, and shall effect Transfers of Shares, only as provided in this Article XI. Notwithstanding any other provision of this Agreement to the contrary, (i) the rights and obligations of the Members and the Company pursuant to this
Article XI with respect to the Registration Rights Agreement are subject to the provisions of the Registration Rights Agreement and (ii) the rights and obligations of the Members and the Company with respect to the Registration Rights Agreement and all Transfers of Shares shall be subject to all applicable laws including, without limitation, the 1933 Act, the 1934 Act and applicable state securities or blue sky laws.

          (c) The rights of any Member to request the registration or the Transfer of any Shares shall be limited to the Allocated Shares of such Member, and upon the Transfer by the Company of all the Allocated Shares of such Member, and the distribution to such Member of any Proceeds relating to the Transfer of such shares, all rights of such Member under this
Article XI shall cease.

          (d) Notwithstanding any provision in this Agreement to the contrary, if the Company receives advice from the Issuer, or if both Member Managers determine in their reasonable judgment, at the time that the Company receives a request to effect a registration or a Transfer, that, as applicable, (i) there shall be an adverse effect on a then contemplated public offering of the Issuer's securities, (ii) the registration and offering would interfere with any material financing, acquisition, corporate reorganization or other material corporate transaction or development involving the Issuer that is pending or imminent,
(iii) the disclosures that would be required to be made by the Issuer in connection with such registration or Transfer would be materially harmful to the Issuer because of transactions then being considered by, or other events then concerning, the Issuer, or (iv) registration at the time would require the inclusion of pro forma or other information, which requirement the Issuer is reasonably unable to comply with, and the Company promptly gives notice of that determination to each Member that has requested such registration or Transfer, which may be a very general notice, then the Company may defer requesting such registration or effecting such Transfer. If the Company shall so postpone requesting a registration statement, the Demanding Member, in the case of any registration referred to in Section 11.3 hereof, shall have the right to withdraw its or his Demand Request by giving written notice to the Company within 30 days after the receipt of the notice of the postponement and, in the event of the withdrawal, the Demand Request that was withdrawn shall not be deemed to have been made.

          (e) Notwithstanding the fact that Sections 11.2, 11.3 and 11.4 pertain only to Members, to the extent that any Member has transferred any Interests to a Permitted Transferee, (i) such Permitted Transferee shall be deemed for the purpose of this
Article XI to have been apportioned a pro rata share of the Allocated Shares attributable to such Member (based upon the amount of the Interest transferred), (ii) all such Permitted Transferees shall receive any notice to be provided under this
Article XI to the Member and (iii) any notice given or action to be taken by a Member (other than an action under Section 11.4 or 11.5, which action shall not require the majority referred to in this clause (iii)) may be given or taken by such Member and the Permitted Transferees of such Member that have been apportioned a majority of the Allocated Shares of the Member and the Permitted Transferees of such Member. Whenever this Article XI shall make a pro rata allocation based upon the number of Allocated Shares of a Member, such allocation shall be made upon the basis of the Allocated Shares of such Member and the Permitted Transferees of such Member. For the purposes of this Article XI, ASE shall be deemed to be a Permitted Transferee of Simon.

          (f) When this Article XI states that the Company shall cause the Issuer to take any action, it shall be interpreted to mean that the Company shall take such actions as all of the Member Managers believe is reasonably appropriate to cause the Issuer to take such action.

          (g) If the Lender gives notice to the Company that it has the right to foreclose upon the Pledged Shares, (i) the Lender shall be deemed for the purpose of this Article XI to have been apportioned the Pledged Shares as Allocated Shares, (ii) the Lender shall have the right to receive any notice that would have been given to a Member with respect to such Allocated Shares,
(iii) any notice given by the Lender or action to be taken by a Member (other than Simon or CEP) that a Member could take with respect to such Allocated Shares that were pledged may be given or taken by the Lender and (iv) such Member shall cease to have rights and powers under this Article XI with respect to the Pledged Shares.

          SECTION 11.2.  Exercise of Piggyback Registration
Rights.

          (a)  Right to Piggyback.   Whenever the Company
receives notice that the Issuer proposes to register any of its common stock (or securities convertible into or exchangeable or exercisable for common stock) under the 1933 Act for its own account or the account of any stockholder of the Issuer (other than offerings pursuant to employee plans, or noncash offerings in connection with a proposed acquisition, exchange offer, recapitalization or similar transaction) and the registration form to be used can be used for the registration of Shares (a "Piggyback Registration"), the Company shall give prompt written notice to each Member of the intention of the Issuer to effect such a registration and, subject to Section 11.2(c), shall cause the Issuer to include in such registration all the Shares with respect to which the Company has received written request specifying the number of Allocated Shares of a Member for inclusion therein within 30 days after receipt of the Company's notice by each Member.

          (b) Designation of Pricing. The party initiating a Piggyback Registration may designate a minimum offering price and maximum underwriting or selling discounts at which shares of common stock may be sold.

          (c) Priority. If a Piggyback Registration pursuant to this Section 11.2 involves an underwritten offering, the Company shall not be required to cause the Issuer to register any Allocated Shares of any Member unless such Member accepts the terms of the underwriting agreement, to the extent applicable to such Member, and then only in such quantity as shall not, in the written opinion of the managing underwriter, exceed the maximum shares of common stock (or other securities) that can be marketed without materially and adversely affecting the offering, if any, by the Issuer or the stockholder of the Issuer, as the case may be. If the managing underwriter advises the Company in good faith that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then the Company shall cause the Issuer to include in such registration the maximum number of Shares that such underwriter advises can be so sold, allocated

          (i) if such registration was initiated by the Issuer,
(x) first, to the securities the Issuer proposes to sell, (y) second, among the Shares requested to be included in such registration by the Members, pro rata, on the basis of the number of Allocated Shares of each Member, and (z) third, among other securities, if any, requested and otherwise eligible to be included in such registration; and

          (ii) if such registration was initiated by the Company at the request of any Demanding Member, (x) first, between the Allocated Shares requested to be included in such registration by the Demanding Member and the Second Principal Member, pro rata, on the basis of the number of Allocated Shares of each, (y) second, among the Allocated Shares requested to be included in such registration by any other Members, pro rata, on the basis of the number of Allocated Shares of each such Member, and (z) third, to any securities the Issuer proposes to sell.

          SECTION 11.3.  Exercise of Demand Registration Rights.

          (a)  Right to Demand.

               (i)  At any time when permitted by the
Registration Rights Agreement, Simon or CEP (each, a "Demanding Member") may request the Company to exercise its Demand Registration Right under the Registration Rights Agreement (a "Demand Request"), provided that either (x) the Shares requested to be registered by such Demanding Member have an aggregate Fair Market Value of at least $20 million or (y) the Shares requested to be registered constitute all the remaining Allocated Shares of such Demanding Member. For the purposes of this Section 11.3, the Allocated Shares attributable to ASE shall be deemed to be part of the Allocated Shares of Simon, and the Allocated Shares attributable to Chef shall be deemed to be part of the Allocated Shares of CEP.

               (ii) Within 10 days after receipt of any Demand Request, the Company shall give written notice of the Demand Request to the other Members (collectively, the "Non-Demanding Members") and shall, subject to the provisions of the last paragraph of this Section 11.3(a), use all reasonable efforts to exercise the Demand Registration Right with respect to the Allocated Shares specified in the Demand Request and, subject to
Section 11.3(b), to cause the Issuer to include in the registration all the additional Shares with respect to which the Company has received written requests for inclusion therein within 60 days after the receipt of the Demand Request by the Non-Demanding Members.

               (iii) The Lender shall not have the right to exercise a demand pursuant to the foregoing provisions of this
Section 11.3(a). If the Lender has the right to foreclose upon the Pledged Shares, the Lender shall, subject to paragraphs (iv) and (v) of this Section 11.3(a), have the right to exercise a Demand Request pursuant to the Registration Rights Agreement, provided that (i) the Shares requested to be registered by the Lender have an aggregate Fair Market Value of at least $20 million or (ii) the Shares requested to be registered constitute all the Pledged Shares.

               (iv) Upon the occurrence of Simon's death and/or the death of his spouse, if the good faith estimate of either such estate is that estate taxes payable shall exceed $10 million, then the estate, the executor or the personal representative, as the case may be, of Simon or his spouse, as the case may be, shall each have the right to exercise a Demand Request pursuant to the Registration Rights Agreement, provided that the Shares requested to be registered by such estate, executor or personal representative have an aggregate Fair Market Value of at least $20 million, provided, further, that only one demand may be exercised in respect of the estate of Simon and only one demand may be exercised in respect of the estate of his spouse. The Company agrees not to exercise two of the Demand Registrations provided pursuant to Section 3 of the Registration Rights Agreement unless requested to do so by Simon's estate or the estate of Simon's spouse.

               (v)  The Company shall cause the Issuer to effect

               (A) not more than two Demand Registrations by each Demanding Member pursuant to paragraph (i) of this Section 11.3(a), provided that the Demand Registrations available to each Demanding Member pursuant to this clause (A) shall be reduced by one if a Demand Registration has been exercised in respect of the Allocated Shares of such Demanding Member pursuant to clause (B), and provided, further, that (x) upon the exercise of the first Demand Request pursuant to paragraph (iv) of this Section 11.3(a), CEP shall obtain the right to require the Company to cause the Issuer to effect an additional Demand Registration and
(y) upon the exercise of the second Demand Request pursuant to paragraph (iv) of this Section 11.3(a), CEP shall obtain the right to require the Company to cause the Issuer to effect a second additional Demand Registration,

               (B) not more than two Demand Registrations pursuant to paragraph (iii) of this Section 11.3(a) (one for CEP and one for Simon), provided that (x) a Demand Registration may be exercised in respect of the Allocated Shares attributable to Simon pursuant to this clause (B) only if Simon has not exercised two Demand Registrations pursuant to clause (A) and (y) a Demand Registration may be exercised in respect of the Allocated Shares attributable to CEP pursuant to this clause (B) only if CEP has not exercised two Demand Registrations pursuant to clause (A), and

               (C) not more than two Demand Registration pursuant to paragraph (iv) of this Section 11.3(a),

     provided that if for any reason the number of demand registrations available to the Company under the Registration Rights Agreement is not reduced as a result of any Demand Request, such Demand Request shall not reduce the number of Demand Requests that such Demanding Member may request under this
Section 11.3(a), provided, further, that upon Simon's death, if the Company has not caused two Demand Registrations to be effected on behalf of Simon pursuant to clause (A) of this paragraph (v), the Permitted Transferees of Simon that have been apportioned a majority of the Allocated Shares originally attributable to Simon shall have the right to request the Company to cause such remaining Demand Registration or Demand Registrations.

          (vi) Pursuant to the Registration Rights Agreement, the Issuer shall bear the costs of the Demand Registrations requested pursuant to this Section 11.3, provided that (x) the Person requesting a Demand Registration in respect of the Allocated Shares attributable to Simon shall pay the costs of such registration for any Demand Registrations after two Demand Registrations have been effected in respect of the Allocated Shares attributable to Simon and (y) the Person requesting a Demand Registration in respect of the Allocated Shares attributable to CEP shall pay the costs of such registration for any Demand Registrations after two Demand Registrations have been effected in respect of the Allocated Shares attributable to CEP.

          (vii) The Company confirms and agrees that a Demanding Member (the "Joining Member") that joins in a Demand Registration initiated by another Demanding Member shall not by reason thereof be deemed to have used any of the Demand Registrations provided herein for such Joining Member.

          (b)  Priority.  If a Demand Request pursuant to this
Section 11.3 involves an underwritten offering, the Company shall not be required to cause the Issuer to register any Allocated Shares attributable to any Non-Demanding Member unless such Non-Demanding Member accepts the terms of the underwriting agreement, to the extent applicable to it, and then, only in such quantity as shall not, in the written opinion of the managing underwriter, exceed the maximum shares of common stock or other securities that can be marketed without materially adversely affecting the offering, if any, by the Demanding Member. If the managing underwriter advises the Company in good faith that in its opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then the Company shall cause the Issuer to include in such registration the maximum number of Shares that such underwriter advises can be so sold, allocated (x) first, to the Allocated Shares requested to be included in such registration by such Demanding Member, provided that, if a Non-Demanding Member that requests inclusion in a Demand Registration is a Principal Member (the "Second Principal Member"), then first, between the Allocated Shares requested to be included in such registration by the Demanding Member and the Second Principal Member, pro rata, on the basis of the number of Allocated Shares of each, (y) second, among the Allocated Shares requested to be included in such registration by any other Member, pro rata, on the basis of the number of Allocated Shares of each such Member, and (z) third, to any securities that the Issuer proposes to sell.

          (d) Selection of Underwriters. In connection with any Demand Registration, the Demanding Member, the estate or the Lender, as the case may be, shall select a managing underwriter or underwriters, which underwriter or underwriters shall be nationally recognized and shall be reasonably acceptable to the Member Managers.

          SECTION 11.4. Initiation of a Rule 144 Sale. Any Member may request all or any portion of the Allocated Shares of such Member be the subject of a Transfer by the Company (a "Rule 144 Request"). A Rule 144 Request shall specify the number of Allocated Shares that is subject to such request, provided that a Member shall not request the inclusion of a number of Shares during any three-month period that is greater than the maximum number of Shares that the Company could sell pursuant to Rule 144 multiplied by a fraction, the numerator of which is the number of Allocated Shares attributable to such Member and the denominator of which is the total number of Allocated Shares then held by the Company. Promptly upon receipt of a Rule 144 Request, the Company shall give each other Member notice of the Rule 144 Request and shall use its best efforts to effect the Transfer of the Allocated Shares in respect of which the Company receives written requests for inclusion within 30 days after such Member shall have received the Company's notice pursuant to this Section
11.4.  Any Transfer proposed to be made pursuant to this Section
11.4 (i) shall be subject in all respects to compliance by the Company with the provisions of Rule 144, (ii) shall be subject to interruption and termination as a result of any registration of securities by the Issuer, regardless of whether initiated pursuant to the Registration Rights Agreement and (iii) shall be subject to interruption and termination for any of the reasons set forth in Section 11.1(d).

          SECTION 11.5. Individual, Private Sale. Upon written notice from any Member, to the extent that it may lawfully do so, the Company shall effect a Transfer of all or any portion of the Allocated Shares of such Member pursuant to any available exemption from the registration requirement under the 1933 Act. No transfer of any such Shares may be made unless such Member delivers to the Company an opinion of counsel stating, or other evidence satisfactory to the Company, that registration of such Shares is not required under the 1933 Act, and such transfer shall not violate applicable state securities or blue sky laws in any respect. Any such opinion of counsel shall be rendered by counsel, and shall be in form and substance, reasonably acceptable to all the Member Managers and all costs and expenses thereof shall be borne by such Member. Notwithstanding the foregoing to the contrary, the Company shall not take the action referred to in the first sentence of this Section 11.5 if any Member Manager reasonably believes that any such action would be unlawful, or could have an adverse effect upon any Member or the Company.

          SECTION 11.6. Reduction of Allocated Shares. Upon the consummation by the Company of any Transfer of Shares, (i) the number of Allocated Shares of each Member that caused Shares to be included in such Transfer shall be reduced by the number of such Member's Allocated Shares that were actually included in such Transfer, provided that such reduction shall be made only on the basis of whole Shares and the Company shall allocate any fractional Shares among such Members by lot or pursuant to any other method that the Company deems, in its sole judgment, to be just and equitable and (ii) the Percentage Interests of the Members shall be adjusted to reflect the number of remaining Allocated Shares that are attributable to each such Member (and to each Member's Permitted Transferees).

          SECTION 11.7.  Permitted Pledges.

          (a) Each Member (each, the "Borrower") shall have the right to require the Company to make a limited recourse guaranty of a loan made to the Borrower by one or more lenders (collectively, the "Lender") and to pledge, as security for such guaranty, all or any portion of the Allocated Shares attributable to the Borrower (the "Pledged Shares"), provided that, aside from recourse to the Borrower and the pledge of the Pledged Shares permitted by this Section 11.7, such loan and guaranty shall be without recourse to the Company, any of its property or any of the Members. Upon notice to the Company that the Borrower has agreed to provide the guaranty and the pledge the Pledged Shares,
(i) the Company shall cause a certificate representing such Shares to be issued in its name and shall deliver such certificate to the Lender together with a power of attorney to permit the Lender (A) to sell the Shares represented by such certificate in the name of the Company and, (B) with respect to a loan to a Borrower that is a Principal Member, to exercise a Demand Registration right pursuant to the Registration Rights Agreement and (ii) the Company shall refrain from any action to effect a Transfer of any portion of the Pledged Shares without the written consent from the Lender. The documentation relating to such guaranty and pledge shall be in form and substance reasonably satisfactory to the Member Managers.

          (b) Upon the foreclosure by the Lender upon the Pledged Shares, the Lender shall have the right to succeed to applicable rights to direct the Company to effect a Transfer of the Pledged Shares, and the Company shall distribute the Proceeds from any such Transfer to the Lender.

          SECTION 11.8 Liquidation of the Company. Upon the liquidation of the Company, (a) the Demand Registration Rights provided for in Section 11.3(a) shall be distributed, respectively, to Simon (and his Permitted Transferees, as the case may be) and to CEP (and its Permitted Transferees, as the case may be) to the extent that such Demand Registration Rights have not been exercised and the special Demand Registration Rights provided in Section 11.3(a)(iv) shall be distributed to Simon and (b) the piggyback registration rights provided for in
Section 11.2 hereof shall be assigned to each Member and each Permitted Transferees thereof.


                           ARTICLE XII

                          MISCELLANEOUS

          SECTION 12.1. Amendments. Except as otherwise provided in this Agreement and this Section 12, this Agreement may be amended only with the prior written consent of (a) all the Member Managers and (b) Members that hold at least 75% of the Percentage Interests. Without consent or approval of the Members, Member Managers acting unanimously may amend this Agreement to reflect changes validly made in the membership of the Company and in the contributions of the Members to the Company, in priority returns of capital or priority returns on capital of any new Interests issued by the Company or any additional Capital Contributions made to the Company and to cure any ambiguity or to correct or supplement any provision herein that may be inconsistent with any other provision herein, if the correction shall not adversely affect the rights or interests of the Company or any Member. The Member Managers acting unanimously also may independently amend this Agreement in order to add to their duties or surrender any of their rights or powers for the benefit of the Members or otherwise in order to comply with the requirements of applicable laws or regulations of any Federal or state courts, governmental offices or agencies. All amendments made in accordance with this Section 12.1 shall be evidenced by a writing executed by the appropriate Persons and a copy of such written amendments shall be kept at the office of the Company and provided to the Members promptly after the adoption thereof. Notwithstanding anything else to the contrary contained herein, this Agreement shall be amended from time to time, in each and every manner to comply with the then existing requirements imposed by the Code or the Service affecting the status of the Company as a partnership for Federal income tax purposes. Subject to this Section 12.1, an amendment to this Agreement that affects (a) the proportionate ownership of Interests of any Member, (b) such Member's right to participate in allocations and distributions under this Agreement or (c) the limited liability of any such Member, shall not be effective or binding upon such Member without the prior written consent of such Member. Nothing contained in this Section 12.1 shall in any way limit the Company's ability to admit new Members and amend this Agreement as provided in Sections 3.4 and 5.1 hereof. All consents and waivers must be in writing. The provisions of each of Articles V, X and XI shall not be amended without the prior consent of each of Simon, ASE and CEP, to the extent that each of them is still a Member.

          SECTION 12.2.  Successors; Counterparts.  This
Agreement (a) shall be binding as to the executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Members and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

          SECTION 12.3. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. In particular, this Agreement shall be construed to the maximum extent possible to comply with all the terms and conditions of the Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable terms or provisions. If it shall be determined by a court of competent jurisdiction that any provision relating to the distributions and allocations of the Company or to any expenses payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as (a) to make it enforceable or valid and (b) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

          SECTION 12.4. Filings; Tax Matters Partner. (a) Following the execution and delivery of this Agreement, the Members shall promptly prepare any documents required to be filed and recorded under the Act, and the Members shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Members shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

          (b) The Company shall file as a partnership for Federal income tax purposes. CEP shall act as the tax matters partner (the "TMP") within the meaning of section 6231(a)(7) of the Code. The TMP shall make all applicable elections, determinations and other tax decisions for the Company relating to Federal, state or local tax matters, including, without limitation, the positions to be taken on the Company's tax returns and the settlement or further contest and litigation of any audit matters raised by the Service or any other taxing authority. The Member Managers shall cause all tax returns of the Company to be timely filed. The TMP is authorized to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the TMP and to do or refrain from doing any or all things reasonably required by the TMP to conduct such proceedings. In addition, each Member agrees that (i) it shall not file a statement under section 6224(c)(3)(B) of the Code prohibiting the TMP from entering into a settlement on its behalf with respect to Company items; (ii) it shall not form or become a member of a group of Members having a 5% or greater interest in the profits of the Company and requesting notices under section 6223(b)(2) of the Code; and (iii) the TMP is authorized to file a copy of this Agreement with the Service pursuant to section 6224(b) of the Code if necessary to perfect a Member's waiver of rights hereunder. The Company shall reimburse the TMP for all reasonable out-of-pocket expenses incurred by it in connection with any administrative or judicial proceeding with respect to the tax liabilities of the Company or the Members. Notwithstanding the foregoing provisions of this Section 12.4,
(a) the TMP shall not take any actions permitted under this Agreement in its capacity as the TMP unless it obtains the consent of ASE and (b) if CEP is no longer a Member Manager by reason of the provisions of Section 4.1, then ASE shall become the TMP.

          SECTION 12.5. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

          SECTION 12.6.  Additional Acts.  Each Member agrees to
perform all further acts, including to execute, acknowledge and deliver any documents, that may be reasonably necessary to carry out the provisions of this Agreement.

          SECTION 12.7. Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery;
(b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its or his address or facsimile number given below (or at such other address or facsimile number for that party as shall be specified by notice given under this Section 12.7):

     if to CEP or Chef, to it at:

          Charterhouse Equity Partners II, L.P.
          535 Madison Avenue
          New York, New York 10022
          Attention: Mr. A. Lawrence Fagan
          Fax: 212-750-9704

     with a copy to:

          Proskauer Rose Goetz & Mendelsohn LLP
          1585 Broadway
          New York, New York 10036
          Attention: Glenn M. Feit, Esq.
          Fax: 212-969-2900

     if to Simon or ASE, to him or it at:

          1385 Broadway
          Suite 305
          New York, New York 10018
          Attention: Arnold H. Simon
          Fax: 212-869-5278

     with copies to:

          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, New York  10022
          Attention: Mark N. Kaplan, Esq.
          Fax: 212-735-2000

          and

          Sills Cummis Zuckerman Radin Tischman
             Epstein & Gross, P.A.
          One Riverfront Plaza
          Newark, New Jersey  07102
          Attention: Steven E. Gross, Esq.
          Fax: 201-643-6500

     If to Covino, to him at:

          Michael A. Covino
          10 Cottage Place (Suite 3-G)
          White Plains, New York 10601
          Fax: 914-428-4553

     with a copy to:

          Jones Hirsch Connors & Bull
          101 East 52nd Street
          New York, New York  10022
          Attention:  William S. Sterns, III, Esq.
          Fax: 212-527-1680

     if to any Berman, to him or her at:

          Martin L. Berman
          390 Booth Avenue
          Englewood, New Jersey  07631
          Fax: 201-569-4986

     with a copy to:

          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, New York  10022
          Attention: Mark N. Kaplan, Esq.
          Fax: 212-735-2000

All such notices and communications shall be deemed received upon
(i) actual receipt by the addressee, (ii) actual delivery to the appropriate address or (iii) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. Such mailing shall in no way alter the time at which the facsimile notice is deemed received.

          SECTION 12.8. Complete Agreement. This Agreement constitutes the complete agreement among the Members with regard to the subject matter hereof and supersedes all prior written and oral statements, discussions, and agreements relating to the subject matter hereof.

          SECTION 12.9. Effect of Non-Public Information. Anything to the contrary notwithstanding contained in this Agreement and without limiting the generality of Section 12.12 hereof, neither the Company nor any Member (including, without limitation any Member Manager) shall have any obligation to disclose to any Member requesting a sale pursuant to Sections
11.4 or 11.5 hereof and/or any Member causing the exercise of registration rights hereunder any information of any kind or nature whatsoever in its or his possession or to which it or he otherwise has access which does or may cause it or him to believe that the selling price of the Shares would or may in the future be higher (including, without limitation whether or not this information is non-public information and whether or not known to any such Member (including without limitation any Member Manager) or the Company by reason of any individual being an officer and/or director of any Member and/or officer and/or director of the Issuer).

          SECTION 12.10. No Set-Offs. The Company's obligation to make the distributions of the Proceeds provided for in this Agreement in connection with the sale of Shares (including, without limitation in connection with each of (i) the initial public offering of Designer Holdings, Ltd., (ii) sales effected at such Member's request pursuant to Rule 144, and (iii) sales effected at a Member's request pursuant to a demand registration right or piggy back registration right, shall not be subject to any set-off, counterclaim, withholding or other offset of any kind or nature whatsoever (collectively, "Setoff or Withholding") by the Company or any other Member (it being agreed that to the extent that the Company or any other Member has any cause of action or other claim against any such Member entitled to such proceeds, it or he shall bring any such cause of action or claim independently). Accordingly, neither the Company nor any Member shall directly or indirectly attempt, through legal process or otherwise, to cause any Setoff or Withholding of any Required Distributions payable to any other Member. For the purposes of this Section 12.10, any distribution referred to in the next preceding sentence is herein referred to as a "Required Distribution". Without limiting the generality of Section 12.11 hereof, the Members agree that the provisions of the first sentence of this Section 12.10 shall be specifically enforceable in full and that neither the Company nor any other Member shall, among other things, assert that monetary damages in connection with any such cause of action or other claims would constitute a sufficient remedy. In the event that the Company and/or any Member breaches the provisions of this Section 12.10 and causes (notwithstanding any provisions of this Section 12.10) or attempts to cause any Setoff or Withholding of any Required Distributions then in addition to such Member's right to ultimately receive the Required Distribution, and the indemnification rights set forth in Section 12.15 hereof (including, without limitation, any attorneys' fees incurred in enforcing all of its or his rights under this Agreement), the party breaching this Section 12.10 (whether the Company or any one or more Members) shall pay to the Member entitled to such Required Distribution the sum of (a) interest from the date such Member is entitled to the Required Distribution to the time such Requesting Member receives such Required Distribution at the prime rate announced from time to time by Citibank, N.A. or its successor plus 4% and (b) as liquidated damages, and not as a penalty, as a reasonable estimate for the potential loss that such Member entitled to receive the Required Distribution may suffer, twenty percent (20%) of all Required Distributions which the Company and/or any other Member attempts to prevent the Member entitled to receive the Required Distribution from receiving.

          SECTION 12.11. Specific Performance; Remedies. Without limiting the rights of each party hereto to pursue any and all legal and equitable rights available to such party for any other parties' failure to perform its or his obligations under this Agreement, the parties hereto acknowledge and agree that a remedy at law for any breach of or other failure to perform such obligations hereunder may be inadequate and that the Company and each Member shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such breach or other failure. Without limiting the generality of the preceding sentence, such sentence shall apply specifically to all of Article XI hereof. All rights and remedies of the parties hereto under any provision of this Agreement shall be in addition to any other rights and remedies provided for by any law or equity, all rights and remedies contemplated in the preceding clause shall be independent and cumulative, and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or to preclude or waive the exercise of any other right or remedy.

          SECTION 12.12. Other Activities of the Members. The Members acknowledge that Simon is the President, sole director and sole shareholder of Apparel Ventures, Inc., a New Jersey corporation, the managing member of ASE one of the two Member Managers of the Company and that Simon is the CEO of Designer Holdings, Ltd. The Members and/or their Affiliates may engage in any business or activity they choose, whether or not competitive with any business or activity of the Company, the Issuer or any of their respective subsidiaries (including that none of the Company, any of its subsidiaries or any Member shall have any right, title or interest in or to any such business or activity) provided that nothing contained herein shall release Simon from any obligations he may have to Designer Holdings, Ltd. under his employment agreement. Without limiting the generality of the preceding sentence, all conflicts of interest of any kind or nature of each Member Manager and each other Member are hereby waived including that ASE may direct the Company to vote Shares on matters as to which Simon is personally interested. Involvement in any activity described in this Section 12.12 shall not in any manner preclude the application of the provisions of
Section 10.1 hereof or indemnification under Section 10.2 hereof.

          SECTION 12.13. Termination of Investment Agreement. The Investment Agreement is hereby terminated in all respects except that, as between Simon and CEP, the provisions of section 10 of the Investment Agreement shall survive to the extent set forth in such section 10, provided that (a) each of CEP and Simon agrees that it or he shall not make any claim against the other pursuant to such section 10 on the basis of facts that it or he is now actually aware of and (b) it is confirmed and agreed that claims can only be brought under section 10 against Simon based upon the representations and warranties contained in sections 9.2.1, 9.2.2, 9.2.3, 9.2.5, 9.2.8, 9.2.21 and 9.2.23 of the
Investment Agreement and that the right to bring claims under such seven sections shall nevertheless expire on August 4, 1997 except to the extent a claim therefor under such seven sections is asserted by CEP in a notice delivered to Simon prior to August 4, 1997. It is understood that all representations and warranties referred to in the preceding sentence were made as of August 4, 1994.

          SECTION 12.14. No Other Restrictions and Dispositions of Shares. Without the prior unanimous written consent of the Member Managers, the Company agrees not to enter into any agreement to not sell or otherwise transfer any of the Shares except for the lockups provided for in the Registration Rights Agreement.

          SECTION 12.15. Indemnification. The Company and each Member shall indemnify, defend and hold harmless the Company and each other Member from and against any and all Losses arising from or otherwise relating to any breach of this Agreement by the Company or by such Member.


          IN WITNESS WHEREOF, the undersigned have duly executed this Third Amended and Restated Limited Liability Company
Agreement as of the date first above written.


                                   _________________________
                                   Arnold H. Simon


                         CHARTERHOUSE EQUITY PARTNERS II, L.P.

                         By:  CHUSA EQUITY INVESTORS II, L.P.,
                              General Partner

                               By:  CHARTERHOUSE EQUITY II, INC.,
                              General Partner


                              _________________________
                                   Attorney-in-Fact



                              CHEF NOMINEES LIMITED



                              ______________________________
                              Name:
                              Title:



                              A.S. ENTERPRISES, L.L.C.

                              By:  APPAREL VENTURES, INC.,
                              its General Manager

                              By:_________________________
                                  Name:
                                  Title:


                              ______________________________
                              Martin L. Berman



                              ______________________________
                              Phyllis West Berman



                              ______________________________
                              Steven E. Berman



                              ______________________________
                              Mark N. Kaplan as Trustee f/b/o
                              Alison A. Berman and Mark K. Berman



                              ______________________________
                              Michael A. Covino









































                            SCHEDULE A

                      OWNERSHIP OF INTERESTS



                                                  Percentage
Name of Member                                    Interest

Charterhouse Equity Partners II, L.P              49.900%
Chef Nominees Limited                              0.100%
Arnold H. Simon                                   44.85%
A.S. Enterprises, L.L.C.                           1.25%
Martin L. Berman                                   0.875%
Phyllis West Berman                                0.318%
Steven E. Berman                                   0.330%
Mark N. Kaplan as Trustee f/b/o
  Mark K. Berman and Alison A. Berman              0.977%
Michael A. Covino                                  1.400%






























                            SCHEDULE B

                         ALLOCATED SHARES


                                                  Number of
Name of Member                                    Shares

Charterhouse Equity Partners II, L.P.             12,092,700
Chef Nominees Limited                                 24,234
Arnold H. Simon                                   10,868,889
AS Enterprises, LLC                                  302,924
Martin L. Berman                                     212,046
Phyllis West Berman                                   77,064
Steven E. Berman                                      79,972
Mark N. Kaplan as Trustee f/b/o
  Mark K. Berman and Alison A. Berman                236,765
Michael A. Covino                                    339,274































                            SCHEDULE C

        SHARES TO BE SOLD IN THE INITIAL PUBLIC OFFERING:

                                                  Number of
Name of Member                                    Shares

Charterhouse Equity Partners II, L.P.             3,421,000
Chef Nominees Limited                                 7,000
Arnold H. Simon                                   2,305,000
Martin L. Berman                                     59,750
Phyllis West Berman                                  21,900
Steven E. Berman                                     22,500
Mark N. Kaplan as Trustee f/b/o
  Mark K. Berman and Alison A. Berman                66,850
Michael A. Covino                                    96,000




    SHARES TO BE SOLD PURSUANT TO THE OVER-ALLOTMENT OPTIONS:

                                                  Number of
Name of Member                                    Shares

Charterhouse Equity Partners II, L.P.               637,900
Chef Nominees Limited                                 1,300
Arnold H. Simon                                     461,000
Martin L. Berman                                     11,150
Phyllis West Berman                                   4,080
Steven E. Berman                                      4,200
Mark N. Kaplan as Trustee f/b/o
  Mark K. Berman and Alison A. Berman                12,470
Michael A. Covino                                    17,900


















                        TABLE OF CONTENTS

                                                             Page
ARTICLE I      DEFINITIONS
     SECTION 1.1.   Definitions . . . . . . . . . . . . . .   2


ARTICLE II     GENERAL PROVISIONS

     SECTION 2.1.   Effectiveness of the Agreement. . . . . . 8
     SECTION 2.2.   Continuation. . . . . . . . . . . . . . . 8
     SECTION 2.3.   Company Name. . . . . . . . . . . . . .   9
     SECTION 2.4.   Registered Office; Registered Agent . .   9
     SECTION 2.5.   Nature of Business Permitted; Powers. .   9
     SECTION 2.6.   Business Transactions of a Member
                    with the Company. . . . . . . . . . . .   9
     SECTION 2.7.   Fiscal Year . . . . . . . . . . . . . .  10
     SECTION 2.8.   Term. . . . . . . . . . . . . . . . . .  10
     SECTION 2.9.   No State-Law Partnership. . . . . . . .  10
     SECTION 2.10.  Election to be Treated as Partnership  . 10

ARTICLE III    MEMBERS

     SECTION 3.1.   Admission of Members. . . . . . . . . .  11
     SECTION 3.2.   Classes and Voting. . . . . . . . . . .  11
     SECTION 3.3.   Certificates. . . . . . . . . . . . . .  11
     SECTION 3.4.   Capital Contribution. . . . . . . . . .  12
     SECTION 3.5.   Capital Accounts. . . . . . . . . . . .  14
     SECTION 3.6.   Liability of Members. . . . . . . . . . .15
     SECTION 3.7.   Access to and Confidentiality of
                    Information; Records. . . . . . . . . .  15
     SECTION 3.8.   Meetings of Members . . . . . . . . . .  15
     SECTION 3.9.   Representations and Warranties. . . . .  16


ARTICLE IV     GOVERNANCE
     SECTION 4.1.   Member Managers . . . . . . . . . . . .  17
     SECTION 4.2.   Certain Actions . . . . . . . . . . . .  17


ARTICLE V DISTRIBUTIONS; ALLOCATIONS; AND INTERESTS

     SECTION 5.1.   Distributions. . . . . . . . . . . . . . 19
     SECTION 5.2.   Allocation of Profit and Loss. . . . . . 20
     SECTION 5.3.   Special Allocations to Capital
                    Accounts  . . . . . . . . . . . . . . . .21
     SECTION 5.4.   Allocation of Income and Loss and
                    Distributions in Respect of
                    Interests Transferred . . . . . . . . . .23


ARTICLE VI     DISTRIBUTION
     SECTION 6.1.   Distribution in Kind. . . . . . . . . .  24


ARTICLE VII    RESTRICTIONS ON TRANSFER GENERALLY

     SECTION 7.1.   Transfers to be Made Only as Permitted
                    or Required by this Agreement . . . . .  25
     SECTION 7.2.   Permitted Transfers . . . . . . . . . .  25
     SECTION 7.3.   No Transfers. . . . . . . . . . . . . .  26


ARTICLE VIII   DISSOLUTION

     SECTION 8.1.   Dissolution Events. . . . . . . . . . .  27
     SECTION 8.2.   Votes of Members. . . . . . . . . . . .  28
     SECTION 8.3.   Termination and Winding Up of the
                    Company . . . . . . . . . . . . . . . .  28


ARTICLE IX     REPORTS

     SECTION 9.1.   Form K-l. . . . . . . . . . . . . . . .  29
     SECTION 9.2.   Books and Records . . . . . . . . . . .  29
     SECTION 9.3.   Bank Accounts . . . . . . . . . . . . .  30
     SECTION 9.4.   Other Information . . . . . . . . . . .  30


ARTICLE X EXCULPATION AND INDEMNIFICATION

     SECTION 10.1.  Exculpation . . . . . . . . . . . . . .  30
     SECTION 10.2.  Indemnification . . . . . . . . . . . .  30


ARTICLE XI     THE COMPANY'S REGISTRATION RIGHTS RELATING TO
               SHARES OF DESIGNER HOLDINGS AND RELATED
               RULE 144 SALES

     SECTION 11.1.  Registration Rights Agreement . . . . .  33
     SECTION 11.2.  Exercise of Piggyback Registration
                    Rights . . . . . . . . . . . . . . . . . 36
     SECTION 11.3.  Exercise of Demand Registration Rights . 37
     SECTION 11.4.  Initiation of a Rule 144 Sale. . . . . . 41
     SECTION 11.5.  Individual, Private Sale . . . . . . . . 42
     SECTION 11.6.  Reduction of Allocated Shares . . . . .  42
     SECTION 11.7   Permitted Pledges. . . . . . . . . . . . 43


ARTICLE XII    MISCELLANEOUS

     SECTION 12.1.  Amendments . . . . . . . . . . . . . . . 44
     SECTION 12.2.  Successors; Counterparts . . . . . . . . 45
     SECTION 12.3.  Governing Law; Severability. . . . . . . 45
     SECTION 12.4.  Filings; Tax Matters Partner . . . . . . 46
     SECTION 12.5.  Headings . . . . . . . . . . . . . . . . 47
     SECTION 12.6.  Additional Acts. . . . . . . . . . . . . 47
     SECTION 12.7.  Notices. . . . . . . . . . . . . . . . . 47
     SECTION 12.8.  Complete Agreement.. . . . . . . . . . . 49
     SECTION 12.9   Effect of Non-Public Information . . . . 49
     SECTION 12.10  No Set-Offs . . . . . . . . . . . . . .  50
     SECTION 12.11  Specific Performance; Remedies. . . . .  51
     SECTION 12.12  Other Activities of the Members . . . .  51
     SECTION 12.13  Termination of Investment Agreement . . .52
     SECTION 12.14  No Other Restrictions and Dispositions
                    of Shares. . . . . . . . . . . . . . . . 52
     SECTION 12.15  Indemnification . . . . . . . . . . . . .53






































________________________________________________________________








                    THIRD AMENDED AND RESTATED

               LIMITED LIABILITY COMPANY AGREEMENT

                              OF

                         NEW RIO, L.L.C.







                    Dated as of May 9, 1996




________________________________________________________________